Exhibit 21.1

List of Subsidiaries China Time Share Media Co. Ltd

Wholly-Owned Subsidiaries

Place of Incorporation
1. Chengdu Time Share Technology Information Co., Ltd.	People’s Republic of China

2. Xi’an Time Share Technology Information Co., Ltd.	People’s Republic of China